EXHIBIT 99.1

For Immediate Release

Contact:

Carol D. DeGuzman

Senior Director,

Corporate Communications

Tel: 650 845 7728

Email: cdeguzman@telik.com

TELIK ANNOUNCES FINANCIAL RESULTS FOR 2006 FIRST QUARTER

Palo Alto, CA, - May 4, 2006 – Telik, Inc. (Nasdaq: TELK) reported a net loss of $20.1 million, or $0.38 per share, for the first quarter ended March 31, 2006, compared with a net loss of $20.4 million, or $0.42 per share, for the comparable period in 2005.

For the quarter ended March 31, 2006, total operating expenses increased to $22.2 million, from $21.8 million for the comparable quarter in 2005. Telik began expensing share-based compensation in the first quarter of 2006 in accordance with Statement of Financial Accounting Standards No. 123R “Share-Based Payment” (“SFAS 123(R)”). The increase in operating expenses in 2006 compared to 2005 was primarily due to the expensing of $3.6 million in share-based compensation, partially offset by decreased costs associated with the TELCYTA® ASSIST-1 and ASSIST-2 Phase 3 clinical trials.

At March 31, 2006, Telik had $187.1 million in cash, cash equivalents and investments including restricted investments, compared to $205.6 million at December 31, 2005.

Recent highlights include:

•	Initiation of the ASSIST-5 trial: This Phase 3 trial will evaluate the combination of TELCYTA plus Doxil® to treatment with Doxil alone in women with platinum refractory or resistant ovarian cancer. Approximately 244 women are expected to be enrolled, with half randomized to each treatment arm. Trial endpoints include objective response rate, progression-free survival and overall survival.

•	Completion of ASSIST-3 enrollment: Telik announced the completion of planned enrollment for the ASSIST-3 trial, a Phase 3 trial evaluating the combination of TELCYTA plus carboplatin to treatment with Doxil in women with platinum refractory or resistant ovarian cancer.

•	TELCYTA presentation at the 97th annual meeting of the American Association for Cancer Research: Telik reported positive preclinical results with its lead cancer product candidate, TELCYTA (TLK286), that support TELCYTA’s unique mechanism of targeted activation in cancer cells and the synergy observed when TELCYTA is administered in combination with platinum-based chemotherapeutic drugs.

•	Initiation of a Phase 1-2a clinical study of TELINTRA™ (TLK199) Tablets: This multicenter study will evaluate the tolerability and pharmacokinetics of TELINTRA Tablets in patients with myelodysplastic syndrome. If successfully developed, this oral formulation may support the evaluation of TELINTRA in additional hematologic disorders characterized by low levels of blood cells.

•	The appointment of Michael K. Inouye as Senior Vice President, Commercial Operations: Mr. Inouye was previously associated with Merck & Co., Inc. and most recently was senior vice president, commercial operations (worldwide) at Gilead Sciences, Inc., where he led the successful commercial introduction of Gilead’s first products.

Conference Call and Webcast

Telik will host its quarterly conference call today at 4:30 p.m. Eastern time (1:30 pm. Pacific time). The conference call will be accessible via Telik’s website at www.telik.com or by telephone at 877-209-0397 or 612-332-1213. An archive of the conference call will be available on the Telik website from approximately 8:00 p.m. Eastern time on May 4 through May 11, 2006, or by telephone at 800-475-6701 or 320-365-3844, access code 827658.

About Telik

Telik, Inc. of Palo Alto, CA is a biopharmaceutical company working to discover, develop and commercialize small molecule drugs to treat serious diseases. The company’s most advanced drug development candidate is TELCYTA (TLK286), a tumor-activated small molecule product candidate that is in three Phase 3 registration trials in advanced ovarian and non-small cell lung cancer. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

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Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Contract revenue from collaborations	$—	$19

Operating costs and expenses:
Research and development	17,658	19,145
General and administrative	4,509	2,633

Total operating costs and expenses	22,167	21,778

Loss from operations	(22,167)	(21,759)

Interest income, net	2,091	1,335

Net loss	$(20,076)	$(20,424)

Basic and diluted net loss per share	$(0.38)	$(0.42)

Weighted average shares used to calculate basic and diluted net loss per share	52,162	48,966

Selected Balance Sheet Data

(in thousands)

	March 31, 2006	December 31, 2005
	(Unaudited)	(a)
Cash, cash equivalents, investments and restricted investments	$187,131	$205,643
Total assets	194,329	213,346
Stockholders’ equity	179,942	194,525

(a)	Note: Derived from audited financial statements